First Financial Service Corporation Announces Key Leadership Addition

Company Release – 07/11/2013

ELIZABETHTOWN, KY., July 11, 2013 /PRNewswire/ -- First Financial Service Corporation (NASDAQ: FFKY) today announced an addition to the senior leadership of the Company and its subsidiary, First Federal Savings Bank of Elizabethtown.

Rob Whartenby has joined the Company and the Bank and will become the Bank’s Executive Vice President and Chief Credit Officer when the appointment is approved by the Federal Deposit Insurance Corporation. Mr. Whartenby joins the Company with 30 years of experience in the financial services industry.

“First Federal Savings Bank has a great tradition of serving its customers and community,” commented Mr. Whartenby. “I am excited about the opportunity to contribute to the success of the organization serving the customers and community while building shareholder value.”

Prior to joining First Financial Service Corporation, Mr. Whartenby held several leadership roles with First Tennessee Bank N.A., most recently developing and managing the Syndicated Credit department. He was responsible for strengthening the credit and lending functions of First Tennessee’s Correspondent Lending Group and leading the transformation of its Commercial Credit Review into an effective, independent risk management function. Mr. Whartenby also has managed acquisitions, division turnarounds, government receivables and contract financing, private client mortgage lending, as well as global corporate equipment leasing during his time with G.E. Capital, Wells Fargo Bank, and BNY Mellon Asset Management.

Mr. Whartenby holds a bachelor’s degree in Economics from Rhodes College in Memphis, an MBA from Boston University, and has a Six Sigma Green Belt Certification.

“We are pleased to have Mr. Whartenby join our team of associates,” commented President Greg Schreacke. “His experience, talent, background and skills will help us as we move forward in building a strong credit structure and supporting our growth and portfolio diversification.”

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers, including personal and corporate banking services and personal investment financial counseling.  Today, the Bank serves six contiguous counties encompassing central Kentucky and the Louisville metropolitan area, through its 17 full-service banking centers.

This press release contains forward-looking statements, including statements about beliefs and expectations based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue, expenses, capital ratios, and the future plans and prospects of First Federal Savings Bank. For a discussion of the risks and uncertainties that may cause actual results to differ from these expectations and our other forward-looking statements, refer to First Financial Service Corporation’s 2012 Annual Report on Form 10-K, including the “Risk Factors” section, and other periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and First Financial Service Corporation undertakes no obligation to update them in light of new information or future events.

First Financial Service Corporation's stock is traded on the Nasdaq Global Market under the symbol "FFKY."  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP

SOURCE First Financial Service Corporation